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                                                                   EXHIBIT 10.31

         March 3, 2003

         Eileen Pruette
         312 Barthel Drive
         Cary, NC 27513

         Dear Eileen:

         I am very pleased to offer you employment with ICN Pharmaceuticals, Inc. ("ICN" or the "Company") as Executive Vice President and General Counsel, under the Terms of Employment and Conditions as described in this letter.

         TERMS OF EMPLOYMENT

         - Your title will be Executive Vice President and General Counsel (exempt).

         - Your base salary will be $25,000.00 month ($300,000.00 annualized). You will be eligible to participate in any merit review programs effective January 1, 2004.

         - Your starting date is to be determined through continued conversations.

         - You will report to Timothy C. Tyson, President and Chief Operating Officer.

         - You will receive a sign-on bonus totaling $100,000.00. Please refer to the sign-on bonus attachment. If you voluntarily leave ICN before completing two (2) years of service, you will be required to repay the entire gross amount of the bonus dollars received.

         - You will be eligible to participate in our newly designed Management Bonus Plan beginning in the 2003 calendar year. Your expected bonus target will be 0-50%, but this target could increase to 100% of your base pay. Bonuses are entirely discretionary and are payable at the time the other management bonuses are paid. To be eligible for any bonus payment, you must be employed by the Company on the day in which the applicable bonus is paid to other members of ICN management.

                                                                  Initials ECP
                                                                  Eileen Pruette

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                                   [ICN LOGO]

Offer letter - Eileen Pruette
March 3, 2003

TERMS OF EMPLOYMENT (CONTINUED)

- Upon approval of the Compensation Committee of ICN's Board of Directors, as soon as practicable upon commencement of employment, you will receive an option to purchase 125,000 shares of Common Stock of ICN Pharmaceuticals, Inc. These options will be priced at the fair market value at the close of business on your first day of employment. These options will vest over a four-year period (25% per year) from your official employment start date and shall have a term of ten (10) years. This initial stock option will vest and be fully exercisable upon a Change of Control. You will also be eligible to receive future discretionary grants in accordance with the ICN Stock Option Plan.

- The ICN Senior Executive team is currently reviewing all welfare and entitlement programs. You will be eligible to participate in any other Executive welfare programs relevant to your title and responsibilities as they are finalized in 2003.

- You will be eligible to participate in the ICN employee benefits plan. Please see the attached document describing the basic benefits. We will bridge your benefits so that no break in coverage is experienced.

-    You will be eligible to participate in the following Executive benefits:

         1)  Universal life benefit

         2)  Executive medical program

         3)  Executive annual physical program

- You will be entitled to a severance of twelve (12) months salary if you are terminated for any reason other than "cause". "Cause" is defined as gross negligence of duties, fraud, violations of the ICN Code of Conduct, any illegal activity, or similar unacceptable or unprofessional behaviors. Upon Change of Control, this severance benefit will double.

RELOCATION

ICN will provide you with the following non-transferable, non-interchangeable relocation benefits:

                                                                  Initials: ECP
                                                                  Eileen Pruette

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                                   [ICN LOGO]

Offer letter - Eileen Pruette
March 3, 2003

RELOCATION (CONTINUED)

1. MOVEMENT OF HOUSEHOLD GOODS. ICN, through the use of a relocation services provider, will arrange and pay reasonable costs of packing, transportation, unpacking and insurance of personal and incidental household goods to your new work location.

2. STORAGE. ICN will also pay reasonable costs for storage of personal and household goods, if necessary, providing that these expenses are pre-approved and the length of storage does not exceed sixty (60) days.

3. TEMPORARY HOUSING. ICN will also arrange, if necessary, for temporary housing for a period not to exceed sixty (60) days.

4. HOME-FINDING TRIP. ICN will pay reasonable costs associated with necessary home- finding trips. Travel arrangements are to be made by National Equity.

5. FINAL MOVE. ICN will pay reasonable travel costs associated with your final move for you and, if applicable, your spouse/significant other and dependents. Travel arrangements are to be made by National Equity.

6. HOME MARKETING ASSISTANCE. Once authorized by ICN, National Equity will work closely with you to sell your home. This service helps you develop a comprehensive marketing strategy to effectively market your current home. This service is available for up to 180 days. National Equity will facilitate communication with you concerning any market condition changes, potential buyer reactions and the need for new marketing strategies as a result.

     For the first 90 days you should follow National Equity's guidance and comprehensive marketing strategy. You are required to use National Equity's recommended real estate agent. When an outside offer is made, National Equity will first purchase your home at the net sale price. Then National Equity, as the new owner and seller, will sell the home to the outside buyer.

     If, during the first 90 days, you obtain a bona fide offer for the home, which results in a successful close of sale, then you will be eligible for a bonus of 1% of the net sale price. This bonus will be subject to all applicable withholdings.

     If your home has not sold in the first 90 days, then you may elect to continue to use National Equity's Home Marketing Assistance program or to continue to market the home independently, using any agent of your choice. Once your home has sold, National Equity will remain available for consultation throughout the closing of the sale. No bonus will be paid for offers received after the first 90 days.

                                                                  Initials: ECP
                                                                  Eileen Pruette

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                                   [ICN LOGO]

Offer letter - Eileen Pruette
March 3, 2003

RELOCATION (CONTINUED)

7. HOME SALE ASSISTANCE. Under National Equity's Proven Market Value Sale program, and in the absence of a sale of your home before a mutually agreed upon date to a third party, the Company shall purchase or cause to be purchased Executive's Former Home at an appraised value determined by a regionally recognized firm mutually acceptable to Executive and the Company, which appraisal must be concluded prior to listing. Executive will regularly advise and consult with the Company with respect to the marketing and sale of his Former Home.

8. DESTINATION PRE-PURCHASE APPRAISAL. National Equity's destination pre-purchase appraisal service is available to help you negotiate a fair purchase price for your new location home.

9. HOME PURCHASE ASSISTANCE. Home purchase assistance is available for the purchase of your new residence at your new location. Home purchase assistance applies only to the purchase of your permanent, principal real property residence. Previous homeowners who choose to rent at the new location remain eligible for home purchase assistance for up to one (1) year from the start date at the new location.

     Home purchase assistance is a defined percentage of purchase price benefit. You will be eligible for up to a maximum of 1.5% of the non-recurring closing costs (maximum of one point) of the purchase price of the home.

RELOCATION NOTES AND QUALIFICATIONS: Your relocation benefits are limited to the nine (9) items listed above. All relocation benefits are non-transferable and non-interchangeable. Relocation benefits are never redeemable for cash or other forms of payment or substitution.

Some of the relocation assistance described above may be considered by the United States Internal Revenue Service (IRS) as non-qualified moving expenses, so reimbursement of these expenses will be classified as income to you. Please keep tax considerations in mind as you plan your relocation. Be certain that you understand the difference between qualified and non-qualified moving expenses as you prepare your personal tax documents. It may be to your benefit to consult a personal tax advisor.

Limited Gross-up Payments. The relocation allowance is made to offset a portion of the many non-specific expenses associated with relocation and the tax liability incurred as a result of reimbursement of non-qualified expenses. Therefore, ICN will not provide you with "gross ups" to offset tax liabilities with only three exceptions: (1) reimbursement for temporary housing, (2) reimbursement of identified categories of expenses related to the

                                                                  Initials ECP
                                                                  Eileen Pruette

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                                   [ICN LOGO]

Offer letter - Eileen Pruette
March 3, 2003

RELOCATION (CONTINUED)

purchase of a new location home and/or (3) reimbursement of nondeductible expenses paid on behalf of relocating employees for the authorized management of the former residence when the former residence is not sold. Gross-up payments for other categories of non-qualified reimbursed expenses will not be made.

The gross-up amount may be subject to caps and/or may be applicable only to a percentage of the relocating employee's tax liability. Only ICN and/or designated service providers make gross-up payment calculations. These calculations are made based upon state and federal tax percentages, ICN methodology and relocation benefit parameters. No adjustment will be made in the following year after filing of the current tax return.

Relocation assistance applies only to regular, full-time, continuing ICN employees and new hires whose relocation situation meets both the moving requirements stipulated by the IRS and the minimum moving distance requirements stipulated by ICN. If, for any reason, your relocation situation does not meet both the requirements of the IRS and the requirements of ICN, then this offer of relocation assistance becomes null and void.

All requests for reimbursement must be submitted within one year of the new hire/new location start date. No claims will be paid for expenses submitted after that date.

All relocation services and payments cease upon an employee's separation from ICN. If you voluntarily separate from ICN within one (1) year of your new location start date, you will be required to refund ICN for relocation payments and services.

ICN has retained the services of National Equity, Inc., a relocation management company, to assist relocating employees. National Equity may be reached at (402) 397-8486 or (800) 533-7353. For additional details concerning your relocation, please contact me at (714) 545-0100 x3056.

CONDITIONS

Your employment with ICN is "at will". This means that you or ICN have the option to terminate your employment at any time, with or without advance notice, and with or without cause. ICN also may change your position, title, pay, benefits and other terms and conditions of your employment (except for the at will nature of your employment and the terms of the Mediation and Arbitration Agreement) at any time, for any reason, with or without notice. This offer of employment does not constitute an express or implied agreement of continuing or long term employment. The at will nature of your employment can be altered only by a written agreement specifying the altered status of your employment. Such written agreement must be signed by both you and the Vice President, Human Resources of ICN.

                                                                  Initials ECP
                                                                  Eileen Pruette

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                                   [ICN LOGO]

Offer letter - Eileen Pruette
March 3, 2003

It is understood that you will not engage in any activities that constitute a conflict of interest with the interests of ICN.

It is understood that you are required to read, review, agree, sign and return the following documents included with this letter: 1) the Conflict of Interest Policy and Agreement, 2) the Workers' Compensation Fraudulent Claims notification, 3) the Employee Agreement concerning inventions, discoveries and improvements, 4) the Mediation and Arbitration Agreement, 5) the receipt form of the ICN Plaza Asbestos Management Plan, and 6) the Trading in Company Stock Interoffice Memorandum. Additionally, the Immigration Reform and Control Act of 1986 requires each new employee to provide proof of eligibility to work in the United States.

You will find enclosed a copy of the ICN Code of Conduct, which all employees are required to read, review, agree and sign. On your start date we will ask you to complete, sign and return the signature page of this document.

ICN Policy will govern any other matter not specifically covered by this letter.

This offer is subject in its entirety to approval by the Compensation Committee of ICN's Board of Directors and is contingent upon 1) your successful completion of employment application documents, 2) your successful completion of a pre-employment drug screen, and 3) successful verification of background and reference information.

As confirmation of this employment offer, please sign this letter indicating your agreement and acceptance of the terms and conditions of employment and return it to me, by fax, at (714) 641-7242. In addition, please mail the original signed offer letter in the envelope provided. A duplicate copy of this offer letter is included for your records. If you have any questions regarding this offer, please contact me. I look forward to discussing this with you.

Eileen, I look forward to your joining our management team and know you will be a valuable asset to the growth and success of the "new" ICN Pharmaceuticals, Inc.

Again, welcome to ICN!

Sincerely,                                    AGREED TO AND ACCEPTED:

/s/ Gary Hegenbart
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Gary Hegenbart, Vice President                /s/ EILEEN PRUETTE
Corporate Human Resources                     ----------------------------------
                                              EILEEN PRUETTE

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